Exhibit 99.1

April 9, 2014
Liberty Media Corporation Announces First Quarter Earnings Release and Conference Call
ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty Media Corporation (Nasdaq: LMCA, LMCB) will release its first quarter earnings on Thursday, May 8th, at 11:30 a.m. (ET). Greg Maffei, Liberty Media Corporation's President and CEO, will host the call. During the call, Mr. Maffei will discuss the company's financial performance and outlook and may discuss the creation of the Liberty Media Group and Liberty Broadband Group tracking stocks, as well as other forward looking matters.
Please call Premiere Conferencing at (800) 227-9428 or (785) 830-1925 at least 10 minutes prior to the call. Callers will need to be on a touch-tone telephone to ask questions. The conference administrator will provide instructions on how to use the polling feature.
Replays of the conference call can be accessed through 11:30 a.m. (ET) on May 15th, by dialing (888) 203-1112 or (719) 457-0820 plus the passcode 9725800.
In addition, the first quarter earnings conference call will be broadcast live via the Internet. All interested participants should visit the Liberty Media Corporation website at http://www.libertymedia.com/events to register for the web cast. Links to the press release and replays of the call will also be available on Liberty’s website. The conference call and related materials will be archived on the website for one year.
About Liberty Media Corporation
Liberty Media Corporation owns interests in a broad range of media, communications and entertainment businesses, including its subsidiaries SiriusXM, Atlanta National League Baseball Club, Inc. and TruePosition, Inc., its interests in Charter Communications, Live Nation Entertainment and minority equity investments in Time Warner Inc., Time Warner Cable, and Viacom.
Additional Information
Nothing in the foregoing communications shall constitute a solicitation to buy or an offer to sell shares of the proposed Liberty Media tracking stock, the proposed Liberty Broadband tracking stock or Liberty’s existing common stock. The offer and sale of the proposed new tracking stocks will only be made pursuant to an effective registration statement. Liberty stockholders and other investors are urged to read the registration statement to be filed with the SEC, including the proxy statement/prospectus to be contained therein, because they will contain important information about the issuance of shares of the proposed tracking stocks. Copies of Liberty’s SEC filings are available free of charge at the SEC's website (http://www.sec.gov). Copies of the filings together with the materials incorporated by reference therein will also be available, without charge, by directing a request to Investor Relations, (720) 875-5408.

Participants in a Solicitation
The directors and executive officers of Liberty and other persons may be deemed to be participants in the solicitation of proxies in respect of proposals relating to the approval of the issuance of the new tracking stocks. Information regarding the directors and executive officers of Liberty and other participants in the proxy solicitation and a description of their respective direct and indirect interests, by security holdings or otherwise, will be available in the proxy materials to be filed with the SEC.

Liberty Media Corporation
Courtnee Ulrich, 720-875-5420
Source: Liberty Media Corporation